QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

First Horizon Pharmaceutical Corporation
Announces Expiration of and Successful 100% Participation in its
Exchange Offer for its Outstanding
1.75% Contingent Convertible Senior Subordinated Notes Due 2024

Exchange Offer Reduced Number of Fully Diluted Shares
by Approximately 6,772,000

        Alpharetta, GA.,—(May 3, 2006)—First Horizon Pharmaceutical Corporation (Nasdaq: FHRX), a specialty pharmaceutical company, today announced that it has completed its previously announced offer to exchange up to $150,000,000 aggregate principal amount of its New 1.75% Contingent Convertible Senior Subordinated Notes Due 2024 (the "New Notes") for an equal principal amount of its currently outstanding 1.75% Contingent Convertible Senior Subordinated Notes Due 2024 (the "Old Notes"). The exchange offer expired at 5:00 p.m., EDT, on May 2, 2006 (the "Expiration Date").

        As of the Expiration Date, $150,000,000 principal amount of the Old Notes, representing 100 percent of the Old Notes, had been tendered. All Old Notes have been accepted for exchange. Through the exchange offer, First Horizon offered to exchange $1,000 of principal amount of the New Notes plus a cash exchange fee of $7.50 for each $1,000 of principal amount of the Old Notes. The settlement and exchange of the New Notes and payment of the exchange fee for the Old Notes is being made promptly. Following the closing of the exchange offer, no Old Notes will remain outstanding. As a result of the exchange of New Notes for Old Notes, First Horizon expects that the number of fully diluted weighted average shares included in its calculation of fully diluted earnings per share for the first quarter ended March 31, 2006, would have been reduced by approximately 6,772,000 to 35,824,000, as compared to 42,596,000 which included the Old Notes prior to the exchange offer.

        The full terms of the exchange offer, a description of the New Notes and the material differences between the New Notes and the Old Notes and other information relating to the exchange offer and First Horizon are set forth in the registration statement filed with the Securities and Exchange Commission on March 10, 2006, as amended and the related prospectus dated March 16, 2006 as supplemented by a prospectus supplement dated April 19, 2006.

        Investors and security holders may obtain exchange offer materials, including the prospectus, Schedule TO and related materials, through the information agent for the exchange offer, Morrow & Co., Inc., 470 West Avenue, Stamford, Connecticut 06902; telephone number: (203) 658-9400 or toll free (800) 662-5200 or through the dealer manager for the exchange offer, UBS Investment Bank, 677 Washington Boulevard, Stamford, Connecticut 06901; telephone number: toll free (888) 722-9555 ext. 4210.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

        First Horizon is a specialty pharmaceutical company that markets, develops and sells brand name prescription products for the primary service of cardiology and women's health. First Horizon has a portfolio that includes 15 branded products, of which eight are actively promoted to high prescribing physicians through its recently expanded nationwide sales force of approximately 525 sales representatives. First Horizon's website address is www.fhrx.com, but information contained therein is not part of this press release.

Contact:
First Horizon Pharmaceutical Corporation
Joseph T. Schepers, 678-341-1401
ir@fhrx.com

QuickLinks

First Horizon Pharmaceutical Corporation Announces Expiration of and Successful 100% Participation in its Exchange Offer for its Outstanding 1.75% Contingent Convertible Senior Subordinated Notes Due 2024 Exchange Offer Reduced Number of Fully Diluted Shares by Approximately 6,772,000